Exhibit 10.1

September 12, 2008

Richard D. Crowley
[Address]
[Address]

Dear Rick:

Integrated Device Technology, Inc. (“IDT”) is pleased to make you an offer of employment as Vice President and Chief Financial Officer reporting to Ted Tewksbury, President and Chief Executive Officer.  The terms of your employment are as follows:

Salary:	$325,000.00 annually; payable biweekly

Status:	Full time / Exempt

Stock Options:

You will be recommended for a stock option grant to purchase 200,000 shares of IDT common stock, which will vest over a four year period, assuming your continued service to IDT. The granting of your stock options will occur on or about the 15th day of the month following the completion of the month in which you begin employment with IDT, subject to approval by our Board of Directors. Your stock options will have a per share exercise price equal to the closing price of IDT common stock on the last workday prior to the date of grant.

Restricted Stock Units (RSUs):

You will be recommended for a Restricted Stock Unit grant of 15,000 shares of IDT common stock, which will vest over a four year period, assuming your continued service to IDT. The granting of your RSUs will occur on or about the 15th day of the month following the completion of the month in which you begin employment with IDT, subject to approval by our Board of Directors.

Annual Bonus:	You will be eligible for participation in our incentive compensation plan for FY09 (March 31, 2008-March 29, 2009). Your participation will be at an annual target of 60% of your base earnings. This fiscal year’s bonus will be pro-rated in accordance with the FY09 Incentive Compensation Plan for Exempt Employees, herewith enclosed.

Sign-On Bonus:	You will be eligible for a one-time $50,000 Sign-On Bonus, minus applicable State and Federal taxes. Payment of Sign-On Bonus requires signature on attached Sign-On Bonus Agreement

Benefits:	You will be eligible for our full range of employee benefits including medical, dental, vision, life, disability, and 401(k). You will also earn four (4) weeks of vacation per year. A summary of our benefit program is attached.

This offer is pending acceptable reference qualification and background verification.  In addition, IDT requires each candidate for employment to submit to a drug test which will be administered through an independent laboratory.  Your employment is contingent upon you successfully passing a pre-employment drug screen.

On your start date, you agree to execute IDT’s standard form of Employee Confidentiality and Invention Agreement, providing for protection of IDT’s proprietary information and trade secrets.

Employment with IDT is at the mutual consent of the employee and IDT.  Accordingly, you and IDT retain the right to terminate the employment relationship at will, at any time, with or without cause.  Please understand that no representative of IDT other than the Chief Executive Officer has the authority to make any contrary agreement or representation, and that such agreement made by the Chief Executive Officer must be in writing and signed by you and the Chief Executive Officer.

In order to comply with the Immigration Reform and Control Act of 1986, this offer is contingent upon you providing proof of eligibility to work in the United States.  Be prepared to supply the original documents containing this information on your start date.

This letter contains a complete statement of all the arrangements between you and IDT with respect to your employment by IDT, this letter supersedes all prior and existing negotiations and agreements between us concerning your employment, and can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto.

Because of the responsibilities associated with this position, it is essential that our office receive your decision by September 16, 2008.  At that time we will discuss your availability date and reporting procedures.  Your target start date is Monday, October 20, 2008.

Should you wish to discuss this offer or inform us of your decision regarding this offer, please call me at (408) 284-8401.  I am confident that you can expect a challenging and rewarding career as a member of our company.  We look forward to your acceptance of our offer.

Sincerely,

/s/ Theodore L. Tewksbury III
Theodore L. Tewksbury III
President and Chief Executive Officer

/s/ Richard D. Crowley, Jr.
Candidate Signature of Acceptance

September 15, 2008
Date

Attachments:
Benefits Summary
Change of Control Agreement
Indemnification Agreement
Employee Confidentiality and Invention Agreement

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